NEWS RELEASE

_____________________________________

EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact:
Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Announces First Quarter Earnings

        ST. MICHAEL, Barbados – April 19, 2004 — Everest Re Group, Ltd. (NYSE: RE) reported first quarter 2004 after-tax operating income1, which excludes realized capital gains and losses, of $151.5 million, or $2.67 per diluted share, a 45.6% increase compared to $104.1 million, or $2.02 per diluted share, in the first quarter of 2003. First quarter 2004 net income increased 33.6% to $126.1 million, or $2.22 per diluted share, compared to $94.4 million, or $1.83 per diluted share, in the first quarter of 2003. Operating income differs from net income only by the exclusion of realized gains and losses on investments.

        Gross premiums written for the first quarter of 2004 were $1.22 billion, a 22.3% increase compared to $1.0 billion in 2003. Net premiums written were $1.18 billion, an increase of 23.7% from $951.9 million for the first quarter of 2003. The Company’s GAAP combined ratio in the first quarter was 90.8% compared to 93.5% in 2003. Net investment income for the first quarter was $100.9 million compared to $93.5 million in the first quarter of 2003. Cash flow from operations for the first quarter of 2004 was $399.6 million, an increase of 22.0% from $327.7 million in the first quarter of 2003.

        At March 31, 2004, the Company’s shareholders’ equity was $3.36 billion, or $60.17 per outstanding share. The change in book value per share represents a 6.3% increase from shareholders’ equity of $3.16 billion, or $56.84 per outstanding share, at December 31, 2003.

        Commenting on the Company’s results, Chairman and Chief Executive Officer, Joseph V. Taranto said, “The Company continues to build on its leadership position and with strong earnings and a solid balance sheet, we believe we are well positioned to have another excellent year.”

        The Company also reaffirmed its estimate of 2004 operating earnings at $10.00 — $11.00 per diluted share, absent any unusual losses or market developments.

        The Company also announced that its subsidiary, Everest Reinsurance Company, has completed the sale of its United Kingdom branch to its affiliate, Everest Reinsurance (Bermuda), Ltd.

        This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. In particular, our forecasts of future earnings are forward looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd. provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S.    Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S.   Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

        A conference call discussing the first quarter results will be held at 8:30 a.m. Eastern Standard Time on April 20, 2004. The call will be available on the Internet through the Company’s web site or at www.streetevents.com.

        Anyone receiving this release by wire or through the Internet may visit the Company’s web site to view supplemental financial information on the Company’s results. The supplemental information is located at www.everestre.com in the “Financials/Financial Reports” section. The supplemental financial information may also be obtained by contacting the Company directly.

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1 The company generally uses operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax realized gains (losses). Although realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

— Financial Details Follow —

EVEREST RE GROUP, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
	Three Months Ended March 31,

(Dollars in thousands, except per share amounts)	2004	2003

	(unaudited)
REVENUES:
Premiums earned	$1,055,065	$744,870
Net investment income	100,897	93,505
Net realized capital loss	(34,908)	(13,235)
Net derivative expense	(3,752)	(2,700)
Other income (expense)	1,460	(1,147)

Total revenues	1,118,762	821,293

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	711,528	513,471
Commission, brokerage, taxes and fees	222,779	162,805
Other underwriting expenses	23,598	19,864
Interest expense on senior notes	9,736	9,731
Interest expense on junior subordinated debt	4,419	4,249
Interest expense on credit facility	324	360

Total claims and expenses	972,384	710,480

INCOME BEFORE TAXES	146,378	110,813
Income tax expense	20,277	16,446

NET INCOME	$126,101	$94,367

Other comprehensive income, net of tax	66,863	29,988

COMPREHENSIVE INCOME	$192,964	$124,355

PER SHARE DATA:
Average shares outstanding (000's)	55,771	50,897
Net income per common share - basic	$2.26	$1.85

Average diluted shares outstanding (000's)	56,834	51,521
Net income per common share - diluted	$2.22	$1.83

EVEREST RE GROUP, LTD
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,

(Dollars in thousands, except par value per share)	2004	2003

	(unaudited)
ASSETS:
Fixed maturities - available for sale, at market value
(amortized cost: 2004, $8,687,893; 2003, $8,357,723)	$9,128,836	$8,726,886
Equity securities, at market value (cost: 2004, $253,671; 2003, $146,407)	268,664	154,381
Short-term investments	579,570	151,853
Other invested assets (cost: 2004, $103,072; 2003, $102,742)	104,015	103,359
Cash	101,192	184,859

Total investments and cash	10,182,277	9,321,338
Accrued investment income	118,916	113,989
Premiums receivable	1,184,575	1,047,856
Reinsurance receivables	1,259,755	1,284,139
Funds held by reinsureds	172,198	157,364
Deferred acquisition costs	347,171	333,214
Prepaid reinsurance premiums	94,642	98,384
Deferred tax asset	135,872	145,271
Other assets	225,836	187,981

TOTAL ASSETS	$13,721,242	$12,689,536

LIABILITIES:
Reserve for losses and adjustment expenses	$6,694,449	$6,361,245
Future policy benefit reserve	202,866	205,275
Unearned premium reserve	1,618,602	1,499,640
Funds held under reinsurance treaties	343,415	385,768
Losses in the course of payment	39,292	11,133
Contingent commissions	3,626	2,135
Other net payable to reinsurers	35,124	46,037
Current federal income taxes	35,685	41,308
8.5% Senior notes due 3/15/2005	249,899	249,874
8.75% Senior notes due 3/15/2010	199,269	199,245
Revolving credit agreement borrowings	70,000	70,000
Junior subordinated debt securities payable	546,393	216,496
Accrued interest on debt and borrowings	4,169	13,695
Other liabilities	313,851	222,785

Total liabilities	10,356,640	9,524,636

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50 million shares authorized;
no shares issued and outstanding	--	--
Common shares, par value: $0.01; 200 million shares authorized;
55.9 million shares issued in 2004 and 55.7 million shares issued in 2003	564	561
Additional paid-in capital	966,699	954,658
Unearned compensation	(4,971)	(5,257)
Accumulated other comprehensive income, net of deferred income taxes of
$125.6 million in 2004 and $117.5 million in 2003	346,940	280,077
Retained earnings	2,078,320	1,957,811
Treasury shares, at cost; 0.5 million shares in 2004 and 0.5 million
shares in 2003	(22,950)	(22,950)

Total shareholders' equity	3,364,602	3,164,900

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$13,721,242	$12,689,536

EVEREST RE GROUP, LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(Dollars in thousands)	2004	2003

	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:	$ 399,645	$ 327,655

CASH FLOWS FROM INVESTING ACTIVITIES :
Proceeds from investments sold	615,639	465,809
Proceeds from investments maturing or called	168,786	196,985
Cost of investments acquired	(1,168,666)	(967,282)
Net purchases of short-term investments	(427,798)	(72,283)

Net cash used in investing activities	(812,039)	(376,771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued during the period	12,044	887
Dividends paid to shareholders	(5,592)	(4,581)
Proceeds from issuance of junior subordinated notes	319,997	--

Net cash provided by (used in) financing activities	326,449	(3,694)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,278	(2,299)

Net decrease in cash	(83,667)	(55,109)

Cash, beginning of period	184,859	208,830

Cash, end of period	$ 101,192	$ 153,721